Exhibit 99.1

Golden Enterprises Announces Quarterly Results

BIRMINGHAM, Ala.--(BUSINESS WIRE)--April 7, 2011--Golden Enterprises, Inc.’s (NASDAQ: GLDC) Board of Directors today declared a quarterly dividend of $.03125 per share payable April 27, 2011 to stockholders of record on April 15, 2011.

Golden Enterprises, Inc.’s basic and diluted income per share for the fourteen weeks ended March 4, 2011 were $.03 compared to $.08 for the thirteen weeks ended February 26, 2010. Last year’s basic and diluted income per share were higher in part due to a one-time sale of company assets which accounted for $.01 of the income per share amount.

Net sales increased 9% for the current quarter, and were $34,085,864 versus $31,348,255 for the same period last year. This year’s third quarter included fourteen weeks of snack food sales and costs compared to the normal thirteen weeks last year. Without the extra week, net sales would have been up 2%. The increase in sales was due primarily to new product offerings and the company’s expansion into new geographic markets.

For the forty weeks ended March 4, 2011, basic and diluted income per share were $.17 compared to $.23 for the thirty-nine weeks ended February 26, 2010. Total net sales were $96,952,341 this year compared to $95,392,485 last year, an increase of 2%.

Despite rising energy and commodity costs, we remain committed to providing quality snacks for our consumers at a competitive price throughout our marketing area. The company has undertaken the implementation of a new ERP software system that will provide greater efficiencies by reducing manual processes and enable better monitoring of all manufacturing and delivery costs.

The following is a summary of net sales and income information for the fourteen and forty weeks ended March 4, 2011 and the thirteen weeks and thirty-nine weeks ended February 26, 2010.

	Fourteen	Thirteen	Forty	Thirty-Nine
	Weeks Ended	Weeks Ended	Weeks Ended	Weeks Ended
	March 4,	February 26,	March 4,	February 26,
	2011	2010	2011	2010
Net Sales	$34,085,864	$31,348,255	$96,952,341	$95,392,485

Income (loss) before income taxes	669,968	1,618,529	3,275,927	4,295,773
Income taxes	254,993	604,297	1,239,152	1,557,649

Net income (loss)	$414,975	$1,014,232	$2,036,775	$2,738,124

Basic and diluted income per share	$0.03	$0.08	$0.17	$0.23

Basic and diluted weighted shares outstanding	11,734,632	11,746,632	11,736,303	11,746,632

This News Release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those forward-looking statements. Factors that may cause actual results to differ materially include price competition, industry consolidation, raw material costs and effectiveness of sales and marketing activities, as described in the Company’s filings with the Securities and Exchange Commission.

CONTACT:
Golden Enterprises, Inc.
Patty Townsend, 205-458-7132